Exhibit 10.25
November 30, 2007
David Shaw, Esq.
Dear David:
          Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:
          1. Position. Your title will be Senior Vice President, Business Development and General Counsel, and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
          2. Cash Compensation. The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company after 2007. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Your target bonus for 2008 will be equal to 35% of your annual base salary. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Committee with respect to your bonus will be final and binding.
          3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Your previously arranged family vacation from December 20 through January 2, 2008 is approved as an addition to those periods to which you will be entitled under the Company’s vacation policy.
          4. Stock Options. On December 3, 2007, you will receive an option to purchase 275,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the closing price of the Company’s Common Stock on December 3, 2007. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity

David Shaw, Esq.
November ___, 2007

Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
          5. Stock Units. On December 3, 2007, you will receive a Restricted Stock Unit Award representing 10,000 shares of the Company’s Common Stock. The award will be subject to the terms and conditions applicable to Restricted Stock Unit Awards granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Award Agreement. You will vest in the award in equal annual installments over your first four years of continuous service, as described in the applicable Restricted Stock Unit Award Agreement.
          6. Change in Control Agreement. The Company will offer you the opportunity to enter into a Vesting Acceleration and Severance Agreement in the form of the document attached hereto as Exhibit A.
          7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.
          8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
          9. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
          10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or

David Shaw, Esq.
November ___, 2007

validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.
* * * * *
          We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 30, 2007. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before December 3, 2007.
If you have any questions, please call me at 650.404.5800.
Very truly yours,

Hansen Medical, Inc.

By:	Frederic H. Moll

Title:	CEO

I have read and accept this employment offer:

/s/ David Shaw

Signature of David Shaw

Dated:	12/3/07

Attachment
Exhibit A: Vesting Acceleration and Severance Agreement
Exhibit B: Proprietary Information and Inventions Agreement